Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Between

WHITE RIVER CAPITAL, INC.

and

FIRST CHICAGO BANCORP

Dated as of June 27, 2008

TABLE OF CONTENTS

Page
ARTICLE I
The Merger; Closing; Effective Time

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II
Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Articles of Incorporation	2
2.2.	The By-Laws	3

ARTICLE III
Directors and Officers of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange Agent	4
4.3.	Appraisal Rights	7
4.4.	Adjustments	7
4.5.	Treatment of FCB Stock Plans	7
4.6.	Treatment of WRC Stock Plans	8
4.7.	Treatment of WRC Restricted Shares	9

ARTICLE V
Representations and Warranties

5.1.	Representations and Warranties of WRC	10
5.2.	Representations and Warranties of FCB	28

- i -

ARTICLE VI
Covenants

6.1.	Interim Operations	42
6.2.	Solicitation	48
6.3.	Proxy Filing; Information Supplied	53
6.4.	Shareholders and Stockholders Meetings	53
6.5.	Filings; Other Actions; Notification	54
6.6.	Taxation	56
6.7.	Access and Reports	56
6.8.	Reserved	56
6.9.	Stock Exchange Listing	56
6.10.	Publicity	57
6.11.	Officer and Director Obligations	57
6.12.	Expenses	57
6.13.	Indemnification; Directors’ and Officers’ Insurance	57
6.14.	Other Actions by WRC and FCB	59

ARTICLE VII
Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	59
7.2.	Conditions to Obligations of FCB	61
7.3.	Conditions to Obligations of WRC	61

ARTICLE VIII
Termination

8.1.	Termination by Mutual Consent	62
8.2.	Termination by Either FCB or WRC	62
8.3.	Termination by WRC	63
8.4.	Termination by FCB	64
8.5.	Effect of Termination and Abandonment	65

ARTICLE IX
Miscellaneous and General

9.1.	Survival	67
9.2.	Modification or Amendment	67
9.3.	Waiver of Conditions	67
9.4.	Counterparts	67

- ii -

9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	68

9.6.	Notices	69
9.7.	Entire Agreement	70
9.8.	No Third Party Beneficiaries	70
9.9.	Obligations of FCB and of WRC	70
9.10.	Transfer Taxes	70
9.11.	Union Acceptance Company LLC	71
9.12.	Definitions	71
9.13.	Severability	71
9.14.	Interpretation; Construction	71
9.15.	Assignment	72

Annex A Defined Terms		A-1

Exhibit A-1	Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit A-2	Amended and Restated By-Laws of the Surviving Corporation

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 27, 2008, between White River Capital, Inc. , an Indiana corporation (“WRC”), and First Chicago Bancorp, a Delaware corporation (“FCB”).

RECITALS

WHEREAS, the board of directors of WRC has (i) approved and adopted (A) this Agreement and (B) the merger of FCB with and into WRC (the “Merger”), with WRC being the surviving corporation in the Merger (the “Surviving Corporation”), and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the issuance of shares of Common Stock, without par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) in connection with the Merger and upon the terms and subject to the conditions set forth in this Agreement (the “Shares Issuance”), and (iii) resolved to recommend approval of this Agreement, the Merger and the Shares Issuance to the holders of Common Stock, without par value per share, of WRC (each, a “WRC Share” and, collectively, “WRC Shares”); and

WHEREAS, the board of directors of FCB has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement  and (ii) resolved to recommend adoption of this Agreement to the holders of shares of Common Stock, par value $0.01 per share, of FCB (each, a “FCB Share” and, collectively, “FCB Shares” and, together with WRC Shares, the “Shares”); and

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, WRC and FCB desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
The Merger; Closing; Effective Time

1.1.           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) FCB shall be merged with and into WRC and the separate corporate existence of FCB shall thereupon cease.  WRC shall be the surviving corporation in the Merger, and the separate corporate existence of WRC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”), and the Indiana Business Corporation Law, as amended (the “IBCL”).

1.2.           Closing.  Unless otherwise mutually agreed in writing between WRC and FCB, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the State of Illinois.

1.3.           Effective Time.  As soon as practicable following the Closing, WRC and FCB will cause (i) a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (ii) the Articles of Merger (the “Indiana Articles of Merger”) to be delivered to the Secretary of the State of Indiana for filing as provided in Section 23-1-40-5 of the IBCL.  The Merger shall become effective (A) on the date on which the last of the following actions shall have been completed: (x) the Indiana Articles of Merger have been delivered to the Secretary of the State of Indiana or (y) the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (B) at such later time as may be agreed by the parties in writing and specified in each of the Delaware Certificate of Merger and the Indiana Articles of Merger (the “Effective Time”).

ARTICLE II
Articles of Incorporation and By-Laws
of the Surviving Corporation

2.1.           The Articles of Incorporation.  WRC’s Articles of Incorporation (the “WRC Articles”) as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in Exhibit A-1 hereto and, as so amended and restated, shall become the articles of incorporation of the Surviving Corporation (the “Articles”), until thereafter amended as provided therein or by applicable Law.

2.2.           The By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of WRC in effect immediately prior to the Effective Time shall be amended and restated in their entirety as set forth in Exhibit A-2 hereto and, as so amended and restated, shall become the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III
Directors and Officers
of the Surviving Corporation

3.1.           Directors.  The parties hereto shall take all actions necessary so that the individuals named in Schedule 3.1 to this Agreement, shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.  The parties hereto shall take all actions necessary so that the foregoing persons constitute the entire board of directors of the Surviving Corporation as of the Effective Time.

3.2.           Officers.  The officers of FCB at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of WRC or FCB:

(a)           FCB Merger Consideration.  Each FCB Share issued and outstanding at the Effective Time (other than FCB Shares owned by FCB, WRC or any direct or indirect wholly owned Subsidiary of FCB or WRC, and in each case not held on behalf of third parties, and FCB Shares that are owned by stockholders (“Dissenting

Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, a “FCB Excluded Share” and, collectively, “FCB Excluded Shares”)) shall be converted into, and become exchangeable for a number of whole shares of Surviving Corporation Common Stock at the ratio of one (1) WRC Share for two (2) issued and outstanding FCB Shares (the “FCB Share Merger Consideration”).  At the Effective Time, all FCB Shares shall no longer be outstanding and shall be cancelled and shall cease to exist, and each certificate (a “FCB Certificate”) representing any of such FCB Shares (other than FCB Excluded Shares) shall thereafter represent only the right to receive the FCB Share Merger Consideration and any dividends or other distributions pursuant to Section 4.2(c).

(b)           WRC Shares To Remain Outstanding.  Each WRC Share issued and outstanding at the Effective Time shall remain outstanding and each certificate (a “WRC Certificate” and, together with FCB Certificates, the “Certificates”) representing any of such WRC Shares shall continue to represent an equal number of shares of the Surviving Corporation, bearing the rights and privileges set forth in the Articles, subject to the IBCL.

(c)           Cancellation of Shares.  Subject to Section 4.3, each FCB Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such FCB Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.3.

4.2.           Exchange Agent.

(a)           Exchange Agent.  As of the Effective Time, WRC shall deposit, or shall cause to be deposited, with an exchange agent selected by FCB, with WRC’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of FCB Shares, certificates representing the shares of Surviving Corporation Common Stock constituting the aggregate FCB Share Merger Consideration and any dividends or other distributions with respect to the Surviving Corporation Common Stock to be issued or paid pursuant to Sections 4.1(a) and 4.2(c) (all of such certificates for shares of Surviving Corporation Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash portion of the Exchange Fund as directed by the Surviving Corporation.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.

(b)           Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of FCB Shares (other than holders of FCB Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the FCB Certificates shall pass, only upon delivery of the FCB Certificates (or affidavits of loss in lieu of the FCB Certificates, as provided in Section 4.2(g)) and instructions for surrendering the FCB Certificates (or affidavits of loss in lieu of the FCB Certificates) to the Exchange Agent.  Upon the surrender of FCB Certificates (or affidavits of loss in lieu of the FCB Certificate as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such FCB Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Surviving Corporation Common Stock that such holder is entitled to receive pursuant to this Article IV and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(c)(i)) of any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the FCB Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the FCB Certificates.  In the event of a transfer of ownership of FCB Shares that is not registered in the transfer records of FCB, a certificate representing the proper number of shares of Surviving Corporation Common Stock, together with a check for any cash to be paid upon due surrender of the FCB Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the FCB Certificate formerly representing such FCB Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)           Distributions with Respect to Unexchanged Shares; Voting.  (1) All shares of Surviving Corporation Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Surviving Corporation in respect of the Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Surviving Corporation Common Stock issuable pursuant to this Agreement.  No dividends or other distributions in respect of the Surviving Corporation Common Stock shall be paid to any holder of any unsurrendered FCB Certificate until such FCB Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV.  Subject to the effect of applicable Laws, following surrender of any such FCB Certificate (or affidavits of loss in lieu of the FCB Certificate as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii)           Holders of unsurrendered FCB Certificates shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of Surviving Corporation Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of FCB of the FCB Shares that were outstanding immediately prior to the Effective Time.

(e)           Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Surviving Corporation Common Stock will be issued. Instead, the number of shares of Surviving Corporation Common Stock issuable to a holder of FCB Shares who would otherwise be entitled to receive a fractional share of Surviving Corporation Common Stock but for this Section 4.2(e) shall be rounded up or down to the nearest whole share, with .50 or greater of a share being rounded up to the nearest whole share.

(f)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Surviving Corporation Common Stock) that remains unclaimed by the holders of FCB Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of FCB Shares (other than FCB Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for delivery of any certificates for shares of Surviving Corporation Common Stock of such holders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their FCB Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), in each case, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of FCB Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(g)           Lost, Stolen or Destroyed Certificates.  In the event any FCB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FCB Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Corporation as indemnity against any claim that may be made against it with respect to such FCB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed FCB Certificate the shares of Surviving Corporation Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)           Reserved.

(i)           Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FCB Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law.  To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts (i) shall be remitted by the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of FCB Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

4.3.           Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to FCB Shares shall be entitled to receive shares of Surviving Corporation Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to FCB Shares owned by such Dissenting Stockholder.

4.4.           Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, or (b) at the Effective Time, WRC’s representations and warranties in Section 5.1(b) (Capital Structure of WRC) or FCB’s representations and warranties in Section 5.2(b) (Capital Structure of FCB) are not true in any non-de minimis respect, then the FCB Share Merger Consideration and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the FCB Share Merger Consideration or other dependent item.

4.5.           Treatment of FCB Stock Plans.

(a)           FCB Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive FCB Shares or benefits measured by the value of FCB Shares, and each award of any kind consisting of FCB Shares that may be held, awarded, outstanding, payable or reserved for issuance under the FCB Stock Plans and any other benefit and compensation plans, contracts, policies or arrangements covering current or former employees of FCB and its Subsidiaries, other than FCB

Options (the “FCB Awards”), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of Surviving Corporation Common Stock equal to one-half of the number of FCB Shares subject to such FCB Award immediately prior to the Effective Time, and to the extent such FCB Award provides for payments to the extent the value of the FCB Shares exceed a specified reference price, at a reference price per share (rounded up to the nearest whole cent) equal to the reference price per share of the Surviving Corporation immediately prior to the Effective Time divided by two (2).  Except as specifically provided above, following the Effective Time, each such right shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant FCB Stock Plan or other FCB Benefit Plan immediately prior to the Effective Time.

(b)           Registration.  If registration of any interests in the FCB Stock Plans or other FCB Benefit Plans or the shares of Surviving Corporation Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), the Surviving Corporation shall file with the Securities and Exchange Commission (the “SEC”) within five (5) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Surviving Corporation Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant FCB Stock Plans or other FCB Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder continues to be required.  As soon as practicable after the registration of such interests or shares, as applicable, the Surviving Corporation shall deliver to the holders of FCB Options and FCB Awards appropriate notices setting forth such holders’ rights pursuant to the respective FCB Stock Plans and agreements evidencing the grants of such FCB Options and FCB Awards, and stating that such FCB Options and FCB Awards and agreements have been assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.5 after giving effect to the Merger and the terms of the FCB Stock Plans).

(c)           Corporate Actions.  At or prior to the Effective Time, FCB, the board of directors of FCB and the compensation committee of the board of directors of FCB, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.5(a).  The Surviving Corporation shall take all actions which are necessary for the assumption of the FCB Options and FCB Awards pursuant to Sections 4.5(a) including the reservation, issuance (subject to Section 4.5(b)) and listing of Surviving Corporation Common Stock as necessary to effect the transactions contemplated by this Section 4.5.  FCB shall take all actions necessary to ensure that from and after the Effective Time the Surviving Corporation will not be required to deliver FCB Shares or other capital stock of FCB to any Person pursuant to or in settlement of FCB Options or FCB Awards.

4.6.           Treatment of WRC Stock Plans.

(a)           Treatment of WRC Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive WRC Shares or benefits measured by the value of WRC Shares, and each award of any kind consisting of WRC Shares that may be held, awarded, outstanding, payable or reserved for issuance under the WRC Stock Plans and any other benefit and compensation plans, contracts, policies or arrangements covering current or former employees of WRC and its Subsidiaries (the “WRC Awards”), shall be assumed by, and remain an obligation of, the Surviving Corporation, subject to the respective terms of the WRC Awards, this Agreement, the Articles and the IBCL, representing the right to acquire or receive benefits measured by the value of (as the case may be) shares of Surviving Corporation Common Stock, and otherwise subject to the same terms and conditions as were applicable to the respective WRC Awards under the relevant WRC Stock Plan or other WRC Benefit Plan immediately prior to the Effective Time.

(b)           Registration.  If registration of any interests in the WRC Stock Plans or other WRC Benefit Plans or the shares of Surviving Corporation Common Stock issuable thereunder is required under the Securities Act, the Surviving Corporation shall file with the SEC within five (5) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Surviving Corporation Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant WRC Stock Plans or other WRC Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder continues to be required.  As soon as practicable after the registration of such interests or shares, as applicable, the Surviving Corporation shall deliver to the holders of WRC Options and WRC Awards appropriate notices setting forth such holders’ rights pursuant to the respective WRC Stock Plans and agreements evidencing the grants of such WRC Options and WRC Awards, and stating that such WRC Options and WRC Awards and agreements have been assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.6 after giving effect to the Merger and the terms of the WRC Stock Plans).

(c)           Corporate Actions.  At or prior to the Effective Time, WRC, the board of directors of WRC or the compensation committee of the board of directors of WRC, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.6(a).

4.7.           Treatment of WRC Restricted Shares.  As of the Effective Time, each WRC Share subject to vesting or other lapse restrictions pursuant to the WRC Stock Plans (as defined in Section 5.1(b)) or any applicable restricted stock award agreement (each a “WRC Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time.

(a)           Treatment of WRC Warrants.  At the Effective Time, each outstanding warrant to purchase WRC Shares (a “WRC Warrant”) not theretofore exercised shall be assumed by, and remain an obligation of, the Surviving Corporation, subject to the respective terms of the WRC Awards, this Agreement, the Articles and the IBCL, representing the right to acquire or receive benefits measured by the value of (as the case may be) shares of Surviving Corporation Common Stock, and otherwise subject to the same terms and conditions as were applicable to the WRC Warrants immediately prior to the Effective Time.  For avoidance of doubt, to the extent authorized by a WRC Warrant, the holder thereof, may effectuate the exercise thereof by means of a net settlement, whereby shares subject to the warrant being exercised with a value equal to the exercise price are withheld in satisfaction of the obligation to pay the exercise price, and the balance of shares for which the warrant is exercised are issued to the holder of the WRC Warrant. To the extent registration of any interests in the WRC Warrants or the shares of Surviving Corporation Common Stock issuable thereunder is required under the Securities Act, the Surviving Corporation shall file with the SEC within five (5) business days after the Effective Time a registration statement on the appropriate form with respect to such interests or Surviving Corporation Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant WRC Warrants remain in effect and such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder continues to be required.  In addition, to the extent a WRC Warrant requires registration of any interests in the WRC Warrant or the shares of Surviving Corporation Common Stock issuable thereunder under the Securities Act, the Surviving Corporation shall timely file with the SEC a registration statement on the appropriate form with respect to such interests or Surviving Corporation Common Stock to permit the resale by the holders of the WRC Warrants or the Surviving Corporation Shares issuable thereunder, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder continues to be required.

ARTICLE V
Representations and Warranties

5.1.           Representations and Warranties of WRC.  Except as set forth in the WRC Reports (as defined in Section 5.1(e)) filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section containing forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or in the corresponding sections of the disclosure letter delivered to FCB by WRC prior to entering into this Agreement (the “WRC Disclosure Letter”) (it being agreed that disclosure of any item in any section of the WRC Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is readily apparent), WRC hereby represents and warrants to FCB that:

(a)           Organization, Good Standing and Qualification.  Each of WRC and its Subsidiaries is a legal entity duly organized, validly existing and/or in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, result in a WRC Material Adverse Effect (as defined below).  WRC has made available to FCB complete and correct copies of WRC’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Section 5.1(a) of the WRC Disclosure Letter contains a correct and complete list of each jurisdiction where WRC and its Subsidiaries are organized and qualified to do business.  As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” has the meaning provided in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “WRC Material Adverse Effect” means any change, event, occurrence, development or state of facts which, individually or together with any other change, event, occurrence, development or state of facts, has, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of WRC and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a WRC Material Adverse Effect:

(A)           changes in the economy or financial markets generally in the United States or changes that are the result of acts of war or terrorism;

(B)           changes that are the result of factors generally affecting the auto finance industry;

(C)           any loss of, or adverse change in, the relationship of WRC with its customers, employees or suppliers that was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D)           changes in United States generally accepted accounting principles (“GAAP”) or in any statute, rule or regulation unrelated to the Merger and of general applicability after the date of this Agreement; and

(E)           actions taken, or omissions made, by WRC, in each case, with the prior written consent of FCB;

provided, further, that, with respect to clauses (A), (B), and (D), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) WRC and its Subsidiaries or (ii) disproportionately adversely affect WRC and its Subsidiaries compared to other companies of similar size operating in the auto finance industry.

(b)           Capital Structure of WRC.  (2)  The authorized capital stock of WRC consists of 20,000,000 WRC Shares, of which 3,872,133 Shares were outstanding as of the date of this Agreement, and 3,000,000 Shares of Preferred Stock, without par value, of WRC (the “WRC Preferred Shares”), of which no shares were outstanding as of the date of this Agreement.  All of the outstanding WRC Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  WRC has no WRC Shares or Preferred Shares reserved for issuance, except for 150,000 WRC Shares reserved for issuance in respect of the WRC Warrants, 50,000 WRC Shares reserved for issuance under the WRC Directors Stock Compensation Plan and 250,000 WRC Shares reserved for issuance under the WRC 2005 Stock Incentive Plan (collectively, the “WRC Stock Plans”).  Section 5.1(b)(i) of the WRC Disclosure Letter contains a correct and complete list of options and restricted stock under the WRC Stock Plans, including the holder, date of grant, term, number of WRC Shares and, where applicable, exercise price and vesting schedule.  Each of the outstanding shares of capital stock or other securities of each of WRC’s Subsidiaries have been duly authorized and validly issued and, where applicable, are fully paid and nonassessable and are owned by WRC or by a direct or indirect wholly owned Subsidiary of WRC, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”).  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate WRC or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of WRC or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of WRC or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  WRC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of WRC on any matter.

(ii)          Section 5.1(b)(ii) of the WRC Disclosure Letter sets forth (x) each of WRC’s Subsidiaries and the ownership interest of WRC or a Subsidiary of WRC in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) WRC’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.  WRC does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by WRC under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), in respect of the Merger or the other transactions contemplated hereby.

(c)           Corporate Authority; Approval and Fairness.  (3)  WRC has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the approval of the Merger and this Agreement by the holders of a majority of the outstanding WRC Shares (other than WRC Shares owned by WRC, FCB or any direct or indirect wholly owned Subsidiary of WRC or FCB, and in each case not held on behalf of third parties) entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite WRC Vote”).  This Agreement has been duly executed and delivered by WRC and, assuming the due authorization, execution, and delivery thereof by FCB, constitutes a valid and binding agreement of WRC enforceable against WRC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)          The board of directors of WRC has (A) determined that the Merger is in the best interests of WRC and approved and adopted this Agreement, the Merger and the Shares Issuance and the other transactions contemplated hereby and resolved to recommend approval of this Agreement, the Merger and the Shares Issuance to the holders of WRC Shares (the “WRC Recommendation”), (B) directed that this Agreement, the Merger and the Share Issuance be submitted to the holders of WRC Shares for their approval and (C) received the opinion of its financial advisor, Stifel, Nicolaus & Company, Incorporated, to the effect that the financial terms of the Merger and the Shares Issuance are fair, from a financial point of view, as of the date of such opinion, to the Company, a copy of which opinion has been delivered to FCB.  It is agreed and understood that such opinion is for the benefit of WRC’s board of directors and may not be relied upon by FCB.  The board of directors of WRC has taken all action to waive the application of Article X of the WRC Articles to the Merger and this Agreement.  In accordance with the IBCL, no appraisal or dissenters’ rights shall be available to holders of the WRC Shares in connection with the Merger.

(iii)                    Prior to the Effective Time, WRC will have taken all necessary action to permit it to issue the number of shares of Surviving Corporation Common Stock required to be issued pursuant to Article IV.  The Surviving Corporation Common Stock, when issued, will be duly authorized and validly issued, fully paid and nonassessable, and no shareholder of WRC or the Surviving Corporation will have any preemptive right of subscription or purchase in respect thereof.  The Surviving Corporation Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

(d)          Governmental Filings; No Violations; Certain Contracts, Etc.

(4)  Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act, (C) required to be made with the American Stock Exchange (the “AMEX”), (D) in order to comply with state securities, takeover and “blue sky” Laws and (E) to and/or from the Board of Governors of the Federal Reserve System, including a notice with respect to the contribution by the Surviving Corporation of all of its ownership interest in Coastal Credit, LLC to First Chicago Bank & Trust immediately following the Effective Time (the “Drop-Down”) (collectively, the “WRC Approvals”), no notices, reports or other filings are required to be made by WRC with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by WRC from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court, tribunal or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by WRC and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Surviving Corporation and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)          The execution, delivery and performance of this Agreement by WRC does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the WRC Articles or by-laws of WRC or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, modification or acceleration (or right of modification or acceleration) of any obligations under, cause any additional fees to be due under or the creation of a Lien on any of the assets of WRC or any of its Subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, commitment, understanding, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon WRC or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which WRC or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon WRC or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Section 5.1(d)(ii) of the WRC Disclosure Letter sets forth a correct and complete list of material Contracts of WRC and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii)                    Neither WRC nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which WRC or its Subsidiaries (or, after giving effect to the Merger, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv)          WRC and its Subsidiaries are not creditors or claimants with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of WRC and its Subsidiaries taken together (excluding cash and cash equivalents).

(e)           WRC Reports; Financial Statements; Other Filings.  ii) WRC has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “WRC Reports”).  Each of the WRC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the WRC Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the WRC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)          WRC is in compliance in all material respects with the applicable (i) provisions of the Sarbanes-Oxley Act and (ii) listing and corporate governance rules and regulations of the AMEX.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither WRC nor any of its Affiliates has made any extension of credit in the form of a personal loan to any executive officer or director of WRC.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii)                    WRC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by WRC is recorded and reported on a timely basis to the individuals responsible for the preparation of WRC’s filings with the SEC and other public disclosure documents.  WRC maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  WRC has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to WRC’s auditors and the audit committee of WRC’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect WRC’s ability to record, process, summarize and report financial information and has identified for WRC’s auditors and audit committee of WRC’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in WRC’s internal control over financial reporting.

(iv)          Each of the consolidated balance sheets included in or incorporated by reference into the WRC Reports (including the related notes and schedules) fairly presents the consolidated financial position of WRC and its consolidated Subsidiaries as of its date and each of the consolidated statements of operation, shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the WRC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings (loss) and cash flows, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(v)          WRC and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.  Except as would not, individually or in the aggregate, result in a WRC Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, WRC or any of its Subsidiaries.

(f)           Absence of Certain Changes.  Since December 31, 2007, WRC and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices (excluding the negotiation and execution of this

Agreement and the incurrence of expenses in connection with this Agreement) and there has not been:

(i)          any change in their financial condition, properties, assets, liabilities, business, or results of operations or any circumstance, state of facts, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2007) which, individually or in the aggregate, has had or would result in a WRC Material Adverse Effect;

(ii)          any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased, licensed or otherwise used by WRC or any of its Subsidiaries, whether or not covered by insurance;

(iii)                    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of WRC or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of WRC to WRC or to any wholly owned Subsidiary of WRC) or any repurchase, redemption or other acquisition by WRC or any of its Subsidiaries of any outstanding shares of capital stock or other securities of WRC or any of its Subsidiaries;

(iv)          any material change in any method of accounting or accounting practices by WRC or any of its Subsidiaries;

(v)          (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent require by applicable Laws; or

(vi)          any agreement to do or make any of the foregoing.

(g)           Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of WRC, threatened against WRC or any of its Subsidiaries or (ii) obligations or liabilities of WRC or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances of which WRC has Knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, WRC or any of its Subsidiaries, including those relating to matters involving any Environmental Law (as defined in Section 5.1(l)), except for those that would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither WRC nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, settlement, stipulation, decree or award of any Governmental Entity which would, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  For purposes of this Agreement, “Knowledge” means the actual knowledge of a party’s corporate officers, after due inquiry.

(h)           Employee Benefits.

(i)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of WRC and its Subsidiaries (the “WRC Employees”) and current or former directors of WRC, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, WRC stock based, incentive and bonus plans (the “WRC Benefit Plans”) are listed in Section 5.1(h)(i) of the WRC Disclosure Letter, and each WRC Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified.  True and complete copies of all WRC Benefit Plans listed in Section 5.1(h)(i) of the WRC Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any WRC Benefit Plans, and all amendments thereto have been made available to FCB.

(ii)          All WRC Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) (collectively, “WRC U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws.  Each WRC U.S. Benefit Plan which is subject to ERISA (a “WRC ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “WRC Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and WRC is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code.  Neither WRC nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject WRC or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither WRC nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii)                    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by WRC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with WRC under Section 4001 of ERISA or Section 414 of the Code (a “WRC ERISA Affiliate”).  WRC and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a WRC ERISA Affiliate).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed by any WRC ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(iv)          All contributions required to be made under each WRC Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each WRC Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the WRC Reports prior to the date of this Agreement.

(v)          As of the date of this Agreement, there is no material pending or, to the Knowledge of WRC threatened, litigation relating to the WRC Benefit Plans. Neither WRC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any WRC ERISA Plan or collective bargaining agreement.  WRC or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi)          There has been no amendment to, announcement by WRC or any of its Subsidiaries relating to, or change in employee participation or coverage under, any WRC Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (w) entitle any employees of WRC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the WRC Benefit Plans, (y) limit or restrict the right of WRC or, after the consummation of the Merger and the other transactions contemplated hereby, the

Surviving Corporation to merge, amend or terminate any of the WRC Benefit Plans or (z) result in payments under any of the WRC Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i)           Compliance with Laws.  The businesses of each of WRC and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, directive, judgment, order, policy, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Law” or “Laws”), except for violations that would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  No investigation, inquiry or review by any Governmental Entity with respect to WRC or any of its Subsidiaries is pending or, to the Knowledge of WRC, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations, inquiries or reviews the outcome of which would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  To the Knowledge of WRC, no material change is required in WRC’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and WRC has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.  Each of WRC and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, result in a WRC Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j)           Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the WRC Articles or WRC’s by-laws is applicable to WRC Shares, the Merger or the other transactions contemplated by this Agreement.

(k)           IBCL Chapters 42 and 43.  The board of directors of WRC has taken all action so that FCB will not be an “interested shareholder” or otherwise prohibited from entering into or consummating a “business combination” with WRC (in each case as such term is used in Chapter 43 of the IBCL) or subject to the provisions of Chapter 42 of the IBCL (involving “control share acquisitions” as such term is used in Chapter 42 of the IBCL) as a result of the execution of this Agreement or the consummation of the Merger and other transactions in the manner contemplated hereby.

(l)           Environmental Matters.  Except for such matters that, alone or in the aggregate, would not result in a WRC Material Adverse Effect: (i) WRC and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by WRC or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the Knowledge of WRC, no property formerly owned or operated by WRC or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither WRC nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) to the Knowledge of WRC, neither WRC nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither WRC nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that WRC or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither WRC nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) to the Knowledge of WRC, there are no other circumstances or conditions involving WRC or any of its Subsidiaries that would result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) WRC has delivered to FCB copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to WRC or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:  (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is:  (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

(m)           Tax Matters.  As of the date of this Agreement, neither WRC nor any of its Affiliates has taken or agreed to take any action, nor does WRC have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)           Taxes.  WRC and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid, or otherwise adequately reserved for in accordance with U.S. GAAP, all Taxes (as defined below) that are required to be paid or that WRC or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date of this Agreement, there are not pending or, to the Knowledge of WRC threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  There are not, to the Knowledge of WRC, any unresolved questions or claims concerning WRC’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have a WRC Material Adverse Effect and are not disclosed or provided for in the WRC Reports.  WRC has made available to FCB true and correct copies of the United States federal income Tax Returns filed by WRC and its Subsidiaries for each of the fiscal years ended December 31, 2007, 2006, 2005, and 2004.  Neither WRC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2004 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the WRC Reports filed on or prior to the date of this Agreement.  As of December 31, 2007, WRC’s net operating losses available for U.S. federal income tax purposes was not less than $90,000,000.00.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)           Labor Matters.  Neither WRC nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is WRC or any of its Subsidiaries the subject of any material proceeding that asserts that WRC or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of WRC, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving WRC or any of its Subsidiaries.  To the Knowledge of WRC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of WRC or any of its Subsidiaries.  WRC and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p)           Intellectual Property.  Section 5.1(p) of the WRC Disclosure Letter sets forth a true and correct list of all (i) Registered Intellectual Property and material unregistered Software and Trademarks owned by WRC and/or any of its Subsidiaries; and (ii) all material Contracts providing for the conveyance or licensing of rights in Intellectual Property to which WRC and/or any of its Subsidiaries is a party or by which any of them is otherwise bound (each, a “WRC IP Contract”), other than licenses for commercially available “off-the-shelf” software that has not been modified or customized for WRC or any of its Subsidiaries.

(i)          WRC and its Subsidiaries own or have sufficient rights to use all material Intellectual Property used in their business as presently conducted and to be used in their business as proposed to be conducted (the “WRC IP”), free and clear of any Liens other than licenses or consents entered into in the ordinary course of business,  all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.  All material Intellectual Property owned by and all Intellectual Property exclusively licensed to WRC and its Subsidiaries is subsisting and, to the Knowledge of WRC, valid and enforceable.

(ii)          No actions, suits, claims, hearings, arbitrations, investigations or other proceedings nor any order, judgment, award, injunction, decree, settlement or stipulation is pending or outstanding or, to WRC’s Knowledge, threatened against WRC or any of its Subsidiaries, that seeks to cancel, limit or challenge the validity, enforceability, ownership of, or WRC’s or its Subsidiaries’ use of or its rights in and to, any WRC IP.

(iii)                    Neither WRC nor any of its Subsidiaries (i) to the Knowledge of WRC, is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party or (ii) has received any claim or notice from any Person alleging an infringement, misappropriation, or violation of any Intellectual Property rights of any third party and WRC knows of no valid basis for the same. To WRC’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to WRC or any of its Subsidiaries.

(iv)          WRC and its Subsidiaries take reasonable measures to protect, preserve and maintain the WRC IP, including any Intellectual Property that is confidential in nature.

(v)          Neither WRC nor any of its Subsidiaries nor, to WRC’s Knowledge, any other party to a WRC IP Contract is or is alleged to be in breach or default thereunder. The transactions contemplated by this Agreement shall not impair the rights, or increase the obligations, of WRC or any of its Subsidiaries under, or cause a breach or default of any WRC IP Contract or cause any additional fees to be due thereunder. All of the WRC IP Contracts are valid and binding on WRC or its applicable Subsidiary and in full force and effect and, to WRC’s Knowledge, are valid and binding on the other parties thereto.

(vi)          The IT Assets owned, used or held for use by WRC or any of its Subsidiaries operate and perform in all material respects as required by WRC and its Subsidiaries in connection with their respective businesses as currently conducted and have not materially malfunctioned or failed in the past three (3) years (other than occasional outages of IT Assets of Union Acceptance Company LLC that have not, individually or in the aggregate, ever had a WRC Material Adverse Effect). WRC and each of its Subsidiaries have implemented reasonable backup and disaster recovery plans for their IT Assets consistent with industry practice. To WRC’s Knowledge, no Person has gained unauthorized access to the IT Assets.

(vii)                    For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, corporate names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship in any media, whether copyrightable or not (including, without limitation, Software, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, networks, systems, data communications lines, and all other information technology equipment, and all associated documentation.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

(q)           Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by WRC or any of its Subsidiaries (“WRC Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of WRC and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies and coverage that would not, individually or in the aggregate, result in a WRC Material Adverse Effect.  Each WRC Insurance Policy is in full force and effect and all premiums due with respect to all WRC Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, result in a WRC Material Adverse Effect.

(r)           Transactions with Affiliates.  There are no agreements, Contracts, plans, arrangements or other transactions between WRC or any of its Subsidiaries, on the one hand, and any (i) officer or director of WRC or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of WRC, (iii) Affiliate or family member of any of the foregoing, or (iv) any other Affiliate of WRC, on the other hand, except those of a type available to employees of WRC generally.

(s)           Brokers and Finders.  Neither WRC nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that WRC has employed Stifel, Nicolaus & Company, Incorporated as its financial advisor.  WRC has made available to FCB a complete and accurate copy of all agreements pursuant to which Stifel, Nicolaus & Company, Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t)           Material Contracts.  iii)  Neither WRC nor any of its Subsidiaries is a party to or is bound by any Contract (whether written or oral) that:

(A)           is a Contract required to be filed as an exhibit to WRC’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B)           relates to the incurrence of indebtedness for borrowed money by WRC or any of its Subsidiaries in excess of $50,000, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(C)           grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of WRC or any of its Subsidiaries;

(D)           limits the payment of dividends by WRC or any of its Subsidiaries;

(E)           relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(F)           relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(G)           relates to any lease of real or personal property providing for annual payments of $100,000 or more;

(H)           involves either (x) annual payments to or from WRC and its Subsidiaries of more than $50,000 or (y) aggregate payments to or from WRC and its Subsidiaries of more than $100,000, unless in either case such Contract is terminable within ninety days without premium or penalty and other than Financing Contracts entered into in the ordinary course of business;

(I)           contains a standstill or similar agreement pursuant to which WRC or any of its Subsidiaries has agreed not to acquire assets or securities of a third party or any of its Affiliates;

(J)           contains a put, call or similar right pursuant to which WRC or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(K)           is any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, result in a WRC Material Adverse Effect;

(L)           are Contracts to sell Financing Contracts (as defined in Section 5.1(v)) or interests or participations therein; or

(M)           are guarantees or suretyships, indemnification or contribution agreements relating to any indebtedness for borrowed money.

Each Contract of the type described in this Section 5.1(t), whether or not publicly disclosed in the WRC Reports or set forth in Section 5.1(t) of the WRC Disclosure Letter, is referred to herein as a “WRC Contract”.  WRC has made available to FCB true, correct and complete copies of each WRC Contract.

(ii)           (A) Subject to the Bankruptcy and Equity Exception, each WRC Contract is valid and binding on WRC or its applicable Subsidiary and in full force and effect, and, to the Knowledge of WRC, is valid and binding on the other parties thereto, (B) WRC and each of its Subsidiaries and, to the Knowledge of WRC, each of the other parties thereto, have performed all material obligations required to be performed by it to date under each WRC Contract, and (C) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of WRC or any of its Subsidiaries or, to the Knowledge of WRC, any other party thereto, under any such WRC Contract, except, in each case, as would not, individually or in the aggregate, result in a WRC Material Adverse Effect.

(u)           Properties.

(i)          WRC and its Subsidiaries own no real property.  WRC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them as reflected in the most recent balance sheet included in the WRC Reports, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except as would not, individually or in the aggregate, result in a WRC Material Adverse Effect.

(ii)          All leases of real property and all other leases material to WRC and its Subsidiaries under which WRC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not under any such lease any existing default by WRC or such Subsidiary or, to the Knowledge of WRC, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, WRC or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in each case as would not, individually or in the aggregate, result in a WRC Material Adverse Effect.

(v)           Financing Contracts.  iv)  Each Contract of WRC or its Subsidiaries providing for the financing (whether by loan, installment contract or otherwise) of purchases of automobiles and other assets (each, a “Financing Contract”) constitutes and arose out of, or was acquired by WRC or a Subsidiary in, a bona fide business transaction entered into in the ordinary course of business.

(ii)          Subject to such exceptions as would not, individually or in the aggregate have a WRC Material Adverse Effect : (A) WRC or one of its Subsidiaries is the owner and holder of all right, title and interest in each Financing Contract, except to the extent that any such Financing Contract has been pledged as collateral to a lender pursuant to a warehouse line of credit under which the Financing Contract has been financed; (B) all Financing Contracts are legal, valid and binding obligations of the borrowers thereunder, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception and subject to any reserves with respect thereto on the books and records of WRC or its Subsidiaries not materially different than the percentage level of reserves with respect to such loans as of the date hereof and except for loans noted on WRC’s or its Subsidiaries’ books and records as being subject to bankruptcy proceedings; (C) no Financing Contract is terminable at the option of the obligor thereunder; (D) all payments pursuant to each Financing Contract are made directly to WRC or one of its Subsidiaries or to a lockbox account payable to WRC or one of its Subsidiaries; (E) since December 31, 2005, WRC or one of its Subsidiaries, as applicable, have approved credit applications and otherwise entered into commitments with respect to Financing Contracts in a manner consistent in all material respects with WRC’s or such Subsidiary’s credit policies, collateral eligibility standards and credit quality classifications in effect at the time and otherwise complied with standards of evaluating, underwriting and funding new businesses which were in all material respects consistent with its then current practices, in each case subject to exceptions made in the ordinary course of business; and (F) each Financing Contract has been duly originated, and is being held and serviced, in all material respects in accordance with the applicable third party Contracts to which WRC or any of its Subsidiaries is a party relating to such loans, the credit and collection policies of WRC or its Subsidiaries as previously disclosed to FCB and all applicable laws and regulations.

(iii)                    Each Financing Contract is expressly governed by the Laws of a state of the United States, and no Governmental Entity is a party to any Financing Contract.

(iv)          Subject to such exceptions as would not, individually or in the aggregate, affect Financing Contracts have an aggregate principal amount exceeding 2% of the aggregate principal amount of all Financing Contracts reflected on the consolidated balance sheet of WRC,  with respect to each Financing Contract, WRC or its Subsidiaries has a valid and perfected first priority security interest on the collateral covered thereby.

(w)           Securitization Matters.  All obligations of WRC or its Subsidiaries under loan securitization or other asset securitization transactions in which WRC or any of its Subsidiaries was an issuer, sponsor or depositor (the “Securitizations ”) have been fully satisfied and discharged, and WRC and its Subsidiaries have no liabilities under any Securitizations.

5.2.           Representations and Warranties of FCB.  Except as set forth in the corresponding sections of the disclosure letter delivered to WRC by FCB prior to entering into this Agreement (the “FCB Disclosure Letter”) (it being agreed that disclosure of any item in any section of the FCB Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is readily apparent), FCB hereby represents and warrants to WRC that:

(a)           Organization, Good Standing and Qualification.  Each of FCB and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, result in a FCB Material Adverse Effect (as defined below).  FCB is a bank holding company registered with the Federal Reserve.  FCB has made available to WRC complete and correct copies of FCB’s and its Subsidiaries’ certificates of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.  As used in this Agreement, the term “FCB Material Adverse Effect” means any change, event, occurrence, development or state of facts which, individually or together with any other change, event, occurrence, development or state of facts, has, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of FCB and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a FCB Material Adverse Effect:

(A)           changes in the economy or financial markets generally in the United States or changes that are the result of acts of war or terrorism;

(B)           changes that are the result of factors generally affecting the banking industry;

(C)           any loss of, or adverse change in, the relationship of FCB with its customers, employees or suppliers that was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D)           changes in GAAP or in any statute, rule or regulation unrelated to the Merger and of general applicability after the date of this Agreement; and

(E)           actions taken, or omissions made, by FCB, in each case, with the prior written consent of WRC;

provided, further, that, with respect to clauses (A), (B), and (D), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) FCB and its Subsidiaries or (ii) disproportionately adversely affect FCB and its Subsidiaries compared to other companies of similar size operating in the community banking industry.

(b)           Capital Structure of FCB.  (1)  The authorized capital stock of FCB consists of 15,000,000 shares of FCB Shares, of which 12,303,738 shares were outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “FCB Preferred Shares”), of which no shares were outstanding as of the date of this Agreement.  All of the outstanding FCB Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  FCB has no FCB Shares or FCB Preferred Shares reserved for issuance, except that, as of the date of this Agreement, there were 1,119,173  shares of FCB Shares reserved for issuance pursuant to the LDF, Inc. 2006 Stock Incentive Plan (the “FCB Stock Plan”).  Section 5.2(b)(i) of the FCB Disclosure Letter contains a correct and complete list of restricted stock under the FCB Stock Plan, including the holder, date of grant, term, number of  FCB Shares and, where applicable, exercise price and vesting schedule.  Each of the outstanding shares of capital stock of each of FCB’s Subsidiaries have been duly authorized and validly issued and, where applicable, are fully paid and nonassessable and owned by FCB or by a direct or indirect wholly owned Subsidiary of FCB, free and clear of any Lien.  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate FCB or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of FCB or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of FCB or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding.  FCB does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of FCB on any matter.

(ii)          First Chicago Bank & Trust is wholly-owned by FCB and is an Illinois commercial bank validly existing and in good standing under Illinois law.  Section 5.2(b)(ii) of the FCB Disclosure Letter sets forth (x) each of FCB’s Subsidiaries and the ownership interest of FCB or a Subsidiary of FCB in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) FCB’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.  FCB does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by FCB under the HSR Act, in respect of the Merger or the other transactions contemplated hereby.

(c)           Corporate Authority.  v)  FCB has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding FCB Shares entitled to vote on such matter by written consent submitted to and executed by FCB Stockholders in accordance with Section 228 of the DGCL (the “Requisite FCB Consent”).  This Agreement has been duly executed and delivered by FCB and is a valid and binding agreement of FCB, enforceable against FCB in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)           The board of directors of FCB has (A) (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (ii) resolved to recommend adoption of this Agreement to the holders of FCB Shares (the “FCB Recommendation”), (B) directed that such matter be submitted to the holders of FCB Shares for their approval, including by soliciting the requisite written consents of holders of FCB Shares, and (C) received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the FCB Merger Consideration is fair from a financial point of view, as of the date of such opinion, to such holders of FCB Shares, a copy of which opinion has been delivered to WRC.  It is agreed and understood that such opinion is for the benefit of FCB’s board of directors and may not be relied upon by WRC.  The board of directors of FCB has taken all action so that WRC will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with FCB (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d)           Governmental Filings; No Violations; Etc.  (1)  Other than (A) the filings, approvals and/or notices pursuant to Section 1.3, (B) the filings and/or notices under the HSR Act, (C) filings and/or notices in order to comply with state securities, takeover and “blue sky” Laws and (D) the filing of applications and notices, as applicable, with, and approvals from, the Federal Reserve Board under the Bank Holding Company Act (including with respect to the qualification of the Surviving Corporation as a bank holding company and the acquisition by the Surviving Corporation of FCB’s interest in FCB Bank and Trust), the State of Illinois Department of Financial and Professional Regulation, Division of Banking, under the Illinois Banking Act and the approval of such applications and notices, (collectively, the “FCB Approvals”), no notices, reports or other filings are required to be made by FCB with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by FCB from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by FCB and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Surviving Corporation and its Subsidiaries, following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)          The execution, delivery and performance of this Agreement by FCB does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of FCB or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation, modification or acceleration (or right of modification or acceleration) of any obligations under, cause any additional fees to be due under or the creation of a Lien on any of the assets of FCB or any of its Subsidiaries pursuant to, any Contracts binding upon FCB or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(d)(i), or any Laws to which FCB or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on FCB or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Section 5.2(d)(ii) of the FCB Disclosure Letter sets forth a correct and complete list of material Contracts of FCB and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e)           FCB Financial Statements.  Each of the consolidated balance sheets included in the FCB financial statements as of and for the year ended December 31, 2007 and as of and for the three months ended March 31, 2008 (the “FCB Financial Statements”) (including the related notes and schedules) fairly presents the consolidated financial position of FCB and its consolidated Subsidiaries as of its date and each of the consolidated statements of operation, shareholders’ equity (deficit) and cash flows included in the FCB Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings (loss) and cash flows, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(f)           Absence of Certain Changes.  Since December 31, 2007, FCB and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices (excluding the negotiation and execution of this Agreement and the incurrence of expenses in connection with this Agreement) and there has not been:

(i)          any change in their financial condition, properties, assets, liabilities, business, or results of operations or any circumstance, state of facts, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2007) which, individually or in the aggregate, has had or would result in a FCB Material Adverse Effect; or

(ii)          any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by FCB or any of its Subsidiaries, whether or not covered by insurance.

(iii)                    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of FCB or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of FCB to FCB or to any wholly owned Subsidiary of FCB) or any repurchase, redemption or other acquisition by FCB or any of its Subsidiaries of any outstanding shares of capital stock or other securities of FCB or any of its Subsidiaries;

(iv)          any material change in any method of accounting or accounting practices by FCB or any of its Subsidiaries;

(v)          (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent require by applicable Laws; or

(vi)          any agreement to do or make any of the foregoing.

(g)           Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of FCB, threatened against FCB or any of its Subsidiaries or (ii) obligations or liabilities of FCB or of any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances to the Knowledge of FCB that could reasonably be expected to result in any claims against, or obligations or liabilities of, FCB or any of its Subsidiaries, except for those that would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither FCB nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h)           Employee Benefits.

(i)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of FCB and its Subsidiaries (the “FCB Employees”) and current or former directors of FCB, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, FCB stock based, incentive and bonus plans (the “FCB Benefit Plans”) are listed in Section 5.2(h)(i) of the FCB Disclosure Letter, and each FCB Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified.  True and complete copies of all FCB Benefit Plans listed in Section 5.2(h)(i) of the FCB Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any FCB Benefit Plans, and all amendments thereto have been made available to WRC.

(ii)          All FCB Benefit Plans, other than Multiemployer Plans (“FCB U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws.  Each FCB U.S. Benefit Plan which is subject to ERISA (a “FCB ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “FCB Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and FCB is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code.  Neither FCB nor any of its Subsidiaries has engaged in a transaction with respect to any FCB ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject FCB or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither FCB nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii)                    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FCB or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with FCB under Section 4001 of ERISA or Section 414 of the Code (a “FCB ERISA Affiliate”).  FCB and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a FCB ERISA Affiliate).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed by any FCB ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(iv)          All contributions required to be made under each FCB Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each FCB Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet contained in the FCB Financial Statements.

(v)          As of the date of this Agreement, there is no material pending or, to the Knowledge of FCB threatened, litigation relating to the FCB Benefit Plans. Neither FCB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any FCB ERISA Plan or collective bargaining agreement.  FCB or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi)          There has been no amendment to, announcement by FCB or any of its Subsidiaries relating to, or change in employee participation or coverage under, any FCB Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (w) entitle any employees of FCB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the FCB Benefit Plans, (y) limit or restrict the right of FCB or, after the consummation of the Merger and the other transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the FCB Benefit Plans or (z) result in payments under any of the FCB Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i)           Compliance with Laws.  The businesses of each of FCB and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for any violations that would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  No investigation, inquiry or review by any Governmental Entity with respect to FCB or any of its Subsidiaries is pending or, to the Knowledge of FCB, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those such investigations, inquiries or reviews the outcome of which would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  To the Knowledge of FCB, no material change is required in FCB’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and FCB has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.  Each of FCB and its Subsidiaries has obtained and is in full compliance with all Licenses necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, result in a FCB Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j)           Takeover Statutes.  No Takeover Statute or any anti-takeover provision in FCB’s certificate of incorporation or by-laws is applicable to FCB, the Merger, the FCB Shares or the other transactions contemplated by this Agreement.

(k)           Environmental Matters.  Except for such matters that, alone or in the aggregate, would not result in a FCB Material Adverse Effect: (i) FCB and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by FCB or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the Knowledge of FCB, no property formerly owned or operated by FCB or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither FCB nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) to the Knowledge of FCB, neither FCB nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither FCB nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that FCB or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither FCB nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) to the Knowledge of FCB, there are no other circumstances or conditions involving FCB or any of its Subsidiaries that would result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) FCB has delivered to WRC copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to FCB or its Subsidiaries or their respective current and former properties or operations.

(l)           Tax Matters.  As of the date of this Agreement, neither FCB nor any of its Affiliates has taken or agreed to take any action, nor does FCB have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)           Taxes.  FCB and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or otherwise adequately reserved for in accordance with U.S. GAAP all Taxes that are required to be paid or that FCB or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date of this Agreement, there are not pending or, to the Knowledge of FCB threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  There are not, to the Knowledge of FCB, any unresolved questions or claims concerning FCB’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have a FCB Material Adverse Effect and are not disclosed or provided for in the FCB Financial Statements.  FCB has made available to WRC true and correct copies of the United States federal income Tax Returns filed by FCB and its Subsidiaries for each of the fiscal years ended December 31, 2007, 2006, 2005, and 2004.  Neither FCB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2004 in excess of the amounts accrued with respect thereto that are reflected in the FCB Financial Statements.

(n)           Intellectual Property.  Section 5.2(n) of the FCB Disclosure Letter sets forth a true and correct list of all (i) Registered Intellectual Property and material unregistered Software and Trademarks owned by FCB and/or any of its Subsidiaries; and (ii) all material Contracts providing for the conveyance or licensing of rights in Intellectual Property to which FCB and/or any of its Subsidiaries is a party or by which any of them is otherwise bound (each, a “FCB IP Contract”), other than licenses for commercially available “off-the-shelf” software that has not been modified or customized for FCB or any of its Subsidiaries.

(i)          FCB and its Subsidiaries own or have sufficient rights to use all material Intellectual Property used in their business as presently conducted and to be used in their business as proposed to be conducted (the “FCB IP”), free and clear of any Liens other than licenses or consents entered into in the ordinary course of business all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. All material Intellectual Property owned by and all Intellectual Property exclusively licensed to FCB and its Subsidiaries is subsisting and, to the Knowledge of FCB, valid and enforceable.

(ii)          No actions, suits, claims, hearings, arbitrations, investigations or other proceedings nor any order, judgment, award, injunction, decree, settlement or stipulation is pending or outstanding or, to FCB’s Knowledge, threatened against FCB or any of its Subsidiaries, that seeks to cancel, limit or challenge the validity, enforceability, ownership of, or FCB’s or its Subsidiaries’ use of or its rights in and to, any FCB IP.

(iii)                    Neither FCB nor any of its Subsidiaries (i) to the Knowledge of FCB is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party or (ii) has received any claim or notice from any Person alleging an infringement, misappropriation, or violation of any Intellectual Property rights of any third party and FCB knows of no valid basis for the same. To FCB’s

Knowledge, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or exclusively licensed to FCB or any of its Subsidiaries.

(iv)          FCB and its Subsidiaries take reasonable measures to protect, preserve and maintain the FCB IP including any Intellectual Property that is confidential in nature.

(v)          Neither FCB nor any of its Subsidiaries, nor, to FCB’s Knowledge, any other party to a FCB IP Contract is or is alleged to be in breach or default thereunder. The transactions contemplated by this Agreement shall not impair the rights, or increase the obligations, of FCB or any of its Subsidiaries under, or cause a breach or default of any FCB IP Contract or cause any additional fees to be due thereunder. All of the FCB IP Contracts are valid and binding on FCB or its applicable Subsidiary and in full force and effect and, to FCB’s Knowledge, are valid and binding on the other parties thereto.

(vi)          The IT Assets owned, used or held for use by FCB or any of its Subsidiaries operate and perform in all material respects as required by FCB and its Subsidiaries in connection with their respective businesses as currently conducted and have not materially malfunctioned or failed in the past three (3) years. FCB and each of its Subsidiaries have implemented reasonable backup and disaster recovery plans for their IT Assets consistent with industry practice. To FCB’s Knowledge, no Person has gained unauthorized access to the IT Assets.

(o)           Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by FCB or any of its Subsidiaries (“FCB Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of FCB and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies and coverage that would not, individually or in the aggregate, result in a FCB Material Adverse Effect.  Each FCB Insurance Policy is in full force and effect and all premiums due with respect to all FCB Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, result in a FCB Material Adverse Effect.

(p)           Transactions with Affiliates.  There are no agreements, Contracts, plans, arrangements or other transactions between FCB or any of its Subsidiaries, on the one hand, and any (i) officer or director of FCB or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of FCB, (iii) Affiliate or family member of any of the foregoing, or (iv) any other Affiliate of FCB, on the other hand, except those of a type available to employees of FCB generally.

(q)           Material Contracts.  vi)  Except as set forth on Section 5.2(q) of the FCB Disclosure Letter, neither FCB nor any of its Subsidiaries is a party to or is bound by any Contract (whether written or oral) that:

(A)           relates to the incurrence of indebtedness for borrowed money by FCB or any of its Subsidiaries in excess of $50,000, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(B)           grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FCB or any of its Subsidiaries;

(C)           limits the payment of dividends by FCB or any of its Subsidiaries;

(D)           relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(E)           relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(F)           relates to any lease of real or personal property providing for annual payments of $100,000 or more;

(G)           involves either (x) annual payments to or from FCB and its Subsidiaries of more than $50,000 or (y) aggregate payments to or from FCB and its Subsidiaries of more than $250,000, unless in either case such Contract is terminable within ninety days without premium or penalty and other than Contracts providing for loans or other financial accommodations by FCB or its Subsidiary entered into in the ordinary course of business;

(H)           contains a standstill or similar agreement pursuant to which FCB or any of its Subsidiaries has agreed not to acquire assets or securities of a third party or any of its Affiliates;

(I)           contains a put, call or similar right pursuant to which FCB or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(J)           is any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, result in a FCB Material Adverse Effect; or

(K)           are guarantees or suretyships, indemnification or contribution agreements relating to any indebtedness for borrowed money.

Each Contract of the type described in this Section 5.1(t), whether or not set forth in Section 5.2(q) of the FCB Disclosure Letter, is referred to herein as a “FCB Contract”.  FCB has made available to WRC true, correct and complete copies of each FCB Contract.

(ii)          (A) Subject to the Bankruptcy and Equity Exception, each FCB Contract is valid and binding on FCB or its applicable Subsidiary and in full force and effect, and, to the Knowledge of FCB, is valid and binding on the other parties thereto, (B) FCB and each of its Subsidiaries and, to the Knowledge of FCB, each of the other parties thereto, have performed all material obligations required to be performed by it to date under each FCB Contract, and (C) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of FCB or any of its Subsidiaries or, to the Knowledge of FCB, any other party thereto, under any such FCB Contract, except, in each case, as would not, individually or in the aggregate, result in a FCB Material Adverse Effect.

(r)           Properties.

(i)          Section 5.2(r)(i) of the FCB Disclosure Letter lists or describes each parcel of real property owned by FCB or any of its Subsidiaries and the principal buildings and structures located thereon.

(ii)          FCB and its Subsidiaries have good, valid and marketable title to all real and tangible personal property owned by them as reflected in the most recent balance sheet included in the FCB Financial Statements, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except as would not, individually or in the aggregate, result in a FCB Material Adverse Effect.

(iii)                    All leases of real property and all other leases material to FCB and its Subsidiaries under which FCB or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not under any such lease any existing default by FCB or such Subsidiary or, to the Knowledge of FCB, any other party thereto, or, to the Knowledge of FCB, any event which with notice or lapse of time or both would constitute such a default, except in each case as would not, individually or in the aggregate, result in a FCB Material Adverse Effect.

(s)          Brokers and Finders.  Neither FCB nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the special committee of the board of directors of FCB has employed Keefe, Bruyette & Woods, Inc. as its financial advisor, the arrangements with which have been disclosed in writing to WRC prior to the date of this Agreement.

(t)           Loans and Investments.

(a)           Except as set forth in Section 5.2(t)(A) of the FCB Disclosure Letter, as of March 31, 2008, First Chicago Bank & Trust has no loan in excess of $100,000 that has been classified by regulatory examiners or management of First Chicago Bank & Trust as “Substandard,” “Doubtful” or “Loss”.  As of the date hereof, the most recent loan watch list of First Chicago Bank & Trust and a list of all loans in excess of $100,000 that First Chicago Bank & Trust has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in Section 5.2(t)(A) of the FCB Disclosure Letter.

(b)           Subject to such exceptions as would not, individually or in the aggregate have a FCB Material Adverse Effect, to the Knowledge of FCB, all loans reflected in the FCB Financial Statements as of March 31, 2008, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2008, (A) have been made for good, valuable and adequate consideration in the ordinary course of business; (B) are legal, valid and binding obligations of the obligors and guarantors thereunder, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception; (C) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (D) are secured, to the extent that First Chicago Bank & Trust has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming First Chicago Bank & Trust as the secured party or mortgagee.

(C)           Except as set forth in Section 5.2(t)(C) of the FCB Disclosure Letter, the reserves and the allowance for possible loan losses which are shown on the FCB Financial Statements are, in the good faith judgment of the management of FCB, adequate in all material respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on items for which reserves were made on loans outstanding as of the respective dates.

(u)           Regulatory Enforcement Matters.  Except as may be disclosed in Section 5.2(u) of the FCB Disclosure Letter, neither FCB nor any of its Subsidiaries is subject to, or has received any written notice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to FCB or any of its Subsidiaries.

(v)           Reports.  FCB and its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereof, if any, that they were required to file since December 31, 2004 with (i) the Illinois Department of Financial and Professional Regulation, (ii) the FDIC, (iii) the Federal Reserve, and (iv) any other Governmental Authority with jurisdiction over FCB or its Subsidiaries.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and were complete and accurate in all material respects.

(w)           Deposit Insurance.  The deposits of First Chicago Bank & Trust are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and First Chicago Bank & Trust has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(x)           Trust Administration.  Subject to such exceptions as would not, individually or in the aggregate, have a FCB Material Adverse Effect, (i) each FCB Subsidiary that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable state and federal law; and (ii) neither FCB, any Subsidiary of FCB, nor any director, officer, or employee of FCB or any of its Subsidiaries acting on behalf of FCB or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.

ARTICLE VI
Covenants

6.1.           Interim Operations.  vii)  WRC covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time

(unless FCB shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents.  Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as FCB may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the WRC Disclosure Letter, WRC will not and will not permit its Subsidiaries to:

(i)          adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

(ii)          merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)                    acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $25,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv)          other than issuances pursuant to WRC Awards or WRC Warrants outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by any direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)          create or incur any Lien on any of its material assets or any material assets of its Subsidiaries other than non-exclusive licenses entered into in the ordinary course of business;

(vi)          except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any

Person (other than between itself and any of its direct or indirect wholly owned Subsidiaries) in excess of $50,000 in the aggregate;

(vii)                    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii)                    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)          incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices and except for indebtedness (A) not to exceed $50,000 in the aggregate, (B) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (C) guarantees incurred in compliance with this Section 6.1 by it of indebtedness of any of its direct or indirect wholly owned Subsidiaries;

(x)          except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the WRC Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $50,000 in the aggregate during any 12-month period;

(xi)          enter into any Contract that would have been a WRC Contract or an IP Contract (other than non-exclusive licenses entered into in the ordinary course of business) had it been entered into prior to the date of this Agreement;

(xii)                    make any changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xiii)                    settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $50,000 or any obligation or liability of it in excess of such amount or that would place any restrictions on the business or operations of WRC or any of its Affiliates;

(xiv)                    amend, modify or terminate any WRC Contract or WRC IP Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000;

(xv)                    make any material Tax election;

(xvi)                    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except (i) for Intellectual Property, transfers, sales, cancellations, abandonment, allowing to lapse or expire or dispositions of Intellectual Property that is no longer used or useful in the business of WRC or any of its Subsidiaries as currently conducted or proposed to be conducted and non-exclusive licenses entered into in the ordinary course of business; and (ii) other than for Intellectual Property, in connection with services provided in the ordinary course of business and sales of obsolete assets and deficiency balances of defaulted Financing Contracts and, except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $15,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii)                    except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the WRC Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any directors, officers or employees of it or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any directors, officers or employees of it or any of its Subsidiaries, except for increases in base salary for employees who are not officers in the ordinary course of business consistent with past practice, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to any directors, officers or employees of it or any of its Subsidiaries;

(xviii)                    knowingly take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xix)                    enter into any new line of business;

(xx)                    materially modify any existing information technology system or adopt any new information technology system; or

(xxi)                    agree, authorize or commit to do any of the foregoing.

(b)           FCB covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless WRC shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents.  Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as WRC may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the FCB Disclosure Letter, FCB will not and will not permit its Subsidiaries to:

(i)          adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)          merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)                    do any of the following, if such action would represent or result in a material change to FCB’s financial condition, properties, assets, liabilities, business or results of operations;

(A)           acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(B)           except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly owned Subsidiaries);

(C)           incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries;

(D)           except as set forth in the capital budgets set forth in Section 6.1(b)(iii)(D) of the FCB Disclosure Letter and consistent therewith, make or authorize any capital expenditure;

(E)           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or  of its Subsidiaries, including capital stock of any of its Subsidiaries;

(F)           enter into any Contract that would have been a FCB Contract had it been entered into prior to the date of this Agreement; or

(G)           amend, modify or terminate any FCB Contract or FCB IP Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000;

(iv)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by any direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)          create or incur any Lien on any of its material assets or any assets of its Subsidiaries other than non-exclusive licenses entered into in the ordinary course of business;

(vi)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii)                    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(viii)                    make any changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(ix)          settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $50,000 or any obligation or liability of it in excess of such amount or that would place any restrictions on the business or operations of FCB or any of its Affiliates;

(x)          make any material Tax election;

(xi)          except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.2(h)(i) of the FCB Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any directors, officers or employees of it or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any directors, officers or employees of it or any of its Subsidiaries, except for increases in base salary for employees who are not officers in the ordinary course of business consistent with past practice, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to any directors, officers or employees of it or any of its Subsidiaries;

(xii)           knowingly take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xiii)                    enter into any new line of business;

(xiv)                    materially modify any existing information technology system or adopt any new information technology system; or

(xv)                    agree, authorize or commit to do any of the foregoing.

(c)           Prior to making any written or oral communications to any of its or of any of its Subsidiaries’ directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, WRC or FCB, as the case may be, shall each provide the other with a copy of the intended communication.  The other party shall have a reasonable period of time to review and comment on the communication, and the parties hereto shall cooperate in providing any such mutually agreeable communication.

6.2.           Solicitation.

(a)           Subject to Section 6.2(b), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of WRC or WRC’s Subsidiaries shall, and WRC shall use reasonable best efforts to cause its respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) not to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, the making of any proposals or offers that constitute or may reasonably be expected to lead to, any WRC Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a WRC Acquisition Proposal or cause or permit WRC to enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a WRC Acquisition Proposal or enter into any agreement or agreement in principle requiring WRC to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing (a “ WRC Alternative Acquisition Agreement”).

(b)           Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time prior to obtaining the Requisite WRC Vote, (i) WRC has not breached any material provision of Section 6.2(b) and WRC has received a written WRC Acquisition Proposal from a third party that the board of directors of WRC believes in good faith to be bona fide, (ii) the board of directors of WRC determines in good faith, after consultation with its independent financial advisors and outside counsel, that such WRC Acquisition Proposal constitutes or would reasonably be expected to lead to a WRC Superior Proposal and (iii) the board of directors of WRC determines in good faith (after consultation with outside counsel) that failure to take such action likely would violate its fiduciary duties under applicable Law, then WRC may, prior to obtaining the Requisite WRC Vote, (A) furnish information with respect to WRC and its Subsidiaries to the Person making such WRC Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such WRC Acquisition Proposal regarding such WRC Acquisition Proposal; provided that WRC will not, and will use reasonable best efforts not to allow any of its Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms that are no more favorable to the party thereto as the terms under the Confidentiality Agreement are to FCB.  WRC shall as promptly as practicable (and in any event within 24 hours) notify FCB orally and in writing in the event it, any of its Subsidiaries, Affiliates or any of their Representatives receives from any Person any inquiry, proposal or offer with respect to a WRC Acquisition Proposal, or if any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with any of its Representatives and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and shall keep FCB reasonably apprised on a current basis as to the status, terms and any material developments, discussions and negotiations concerning the same, including any change in WRC’s intentions as previously notified and providing FCB with copies of all documents delivered by the Person making such inquiry, proposal, request or offer or any of its Representatives.

(c)           Neither the board of directors of WRC nor any committee thereof shall directly or indirectly withdraw, qualify or modify the WRC Recommendation in a manner adverse to FCB, or resolve to do so or publicly propose to do so (“Recommendation Withdrawal”); provided, that if at any time prior to obtaining the Requisite WRC Vote, WRC receives a WRC Acquisition Proposal which the board of directors of WRC determines in good faith constitutes a WRC Superior Proposal, then the board of directors of WRC may withdraw or modify its Recommendation in a manner adverse to FCB if such board of directors determines in good faith (after consultation with outside counsel) that failure to take such action likely would violate its fiduciary duties under applicable Law.  In order for the board of directors of WRC to make the determination that a WRC Acquisition Proposal constitutes a WRC Superior Proposal, WRC shall be required to provide FCB prior written notice, at least three business days in advance (or, in the event of a material modification of a WRC Acquisition Proposal (it being understood and agreed that any change in the economic terms of such WRC Acquisition Proposal shall be deemed a material modification) with respect to which prior written notice of such intention to determine has previously been provided, the period shall be one business day in advance) of its intention to determine that such WRC Acquisition Proposal constitutes a WRC Superior Proposal.  In determining whether to make a Recommendation Withdrawal in response to a WRC Superior Proposal or otherwise, the board of directors of WRC shall take into account any changes to the terms of the Agreement proposed by FCB in response to such notice; provided that, if any changes to the Agreement proposed by FCB are at least as favorable to the shareholders of WRC from a financial point of view as such WRC Superior Proposal, the board of directors of WRC may not make a Recommendation Withdrawal.  Any material modification to any WRC Acquisition Proposal (it being understood and agreed that any change in the economic terms of such WRC Acquisition Proposal shall be deemed a material modification) will be deemed to be a new WRC Acquisition Proposal for the purposes of this Section 6.2, including with respect to the notice period referred to in Section 6.2(b).

(d)           Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit WRC from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to WRC’s shareholders or taking any position with respect to this Agreement and the Merger if, in the good faith judgment of WRC’s board of directors, after consultation with its outside counsel, failure to so take and/or disclose would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws or the rules and regulations of AMEX; provided that any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the board of directors of WRC expressly reaffirms in such disclosure the WRC Recommendation.

(e)           Nothing contained in this Section 6.2 shall prohibit WRC from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.2.

(f)           Subject to Section 6.2(g), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of FCB or FCB’s Subsidiaries shall, and FCB shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, the making of any proposals or offers that constitute or may reasonably be expected to lead to, any FCB Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a FCB Acquisition Proposal or cause or permit FCB to enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a FCB Acquisition Proposal or enter into any agreement or agreement in principle requiring FCB to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing (a “FCB Alternative Acquisition Agreement”).

(g)           Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time prior to obtaining the Requisite FCB Consent, (i) FCB has not breached any material provision of Section 6.2(f) and FCB has received an unsolicited written FCB Acquisition Proposal from a third party that the board of directors of FCB believes in good faith to be bona fide, (ii) the board of directors of FCB determines in good faith, after consultation with its independent financial advisors and outside counsel, that such FCB Acquisition Proposal constitutes or would reasonably be expected to lead to a FCB Superior Proposal and (iii) the board of directors of FCB determines in good faith (after consultation with outside counsel) that failure to take such action likely would violate its fiduciary duties under applicable Law, then FCB may, prior to obtaining the Requisite FCB Consent, (A) furnish information with respect to FCB and its Subsidiaries to the Person making such FCB Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such FCB Acquisition Proposal regarding such FCB Acquisition Proposal; provided that FCB will not, and will use reasonable best efforts not to allow any of its Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms that are no more favorable to the party thereto as the terms under the Confidentiality Agreement are to WRC. FCB shall as promptly as practicable (and in any event within 24 hours) notify WRC orally and in writing in the event it, any of its Subsidiaries, Affiliates or any of their Representatives receives from any Person any inquiry, proposal or offer with respect to a FCB Acquisition Proposal, or if any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with any of its Representatives and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and shall keep WRC reasonably apprised on a current basis as to the status, terms and any material developments, discussions and negotiations concerning the same, including any change in FCB’s intentions as previously notified and providing WRC with copies of all documents delivered by the Person making such inquiry, proposal, request or offer or any of its Representatives.

(h)           Each party agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the parties hereto and their Representatives) conducted heretofore with respect to any WRC Acquisition Proposal or FCB Acquisition Proposal, as applicable.  Each of WRC and FCB also agrees that it will (i) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement.

(i)           If any Representative of a party takes any action that such party and its Subsidiaries are prohibited from taking pursuant to this Section 6.2, such action will be deemed a breach of this Section 6.2 by such party.

(j)           As used in this Agreement, the term:

(i)          “WRC Acquisition Proposal” means any proposal or offer from any Person other than FCB or its respective Affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 15% or more of the cash flow, net revenues, net income or assets of WRC and its Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of WRC, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of securities of WRC, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WRC (or any Subsidiary or Subsidiaries of WRC whose business or businesses constitute(s) 15% or more of the cash flow, net revenues, net income or assets of WRC and its Subsidiaries, taken as a whole); and

(ii)          “WRC Superior Proposal” means a written, bona fide WRC Acquisition Proposal (except the references therein to “15%” shall be replaced by“50%”), which the board of directors of WRC has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and which the board of directors of WRC in good faith determines is more favorable to the shareholders of WRC from a financial point of view than the transactions contemplated hereby.

(iii)                    “FCB Acquisition Proposal” has the same meaning as WRC Acquisition Proposal interpreted as if it were applicable to FCB and references to “WRC” in the definition of such term were replaced by “FCB” and vice versa, mutatis mutandis.

(iv)          “FCB Superior  Proposal” has the same meaning as WRC Superior Proposal interpreted as if it were applicable to FCB and references to “WRC” and “WRC Acquisition Proposal” in the definition of such term were replaced by “FCB” and “FCB Acquisition Proposal,” respectively, and vice versa, mutatis mutandis.

6.3.           Proxy Filing; Information Supplied.  viii)  WRC and FCB shall promptly prepare and file with the SEC the Prospectus/Proxy Statement/Consent Statement (as defined below), and WRC shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by WRC in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger (including the proxy statement, consent statement and prospectus (the “Prospectus/Proxy Statement/Consent Statement”) constituting a part thereof) (the “S-4 Registration Statement”) as promptly as practicable.  FCB and WRC each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement/Consent Statement to the holders of Shares.  WRC shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b)           WRC and FCB each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement/Consent Statement and any amendment or supplement thereto will, at the date of mailing to holders of Shares, and at the times of each Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  WRC and FCB will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4.           Shareholders and Stockholders Meetings.  WRC will take, in accordance with applicable Law and the WRC Articles and its by-laws, all action necessary to convene a meeting of holders of WRC Shares (the “WRC Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the Merger, the Shares Issuance and this Agreement and to cause such vote to be taken.  FCB will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to solicit the requisite written consent of holders of FCB Shares as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement and, insofar as practicable, to cause such consent to become effective on the same date as the WRC Shareholders Meeting.  Subject to Section 6.2, WRC’s board of directors shall recommend such approval and shall take all lawful action to solicit such approval.  Subject to fiduciary duties under applicable Law, FCB’s board of directors shall recommend such adoption and shall take all lawful action to solicit such adoption.

6.5.           Filings; Other Actions; Notification.  (a)  WRC shall use its reasonable best efforts to cause to be delivered to FCB and its directors a letter of WRC’s independent auditors, dated within two business days of the date on which the S-4 Registration Statement shall become effective and addressed to FCB and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement. FCB shall use its reasonable best efforts to cause to be delivered to WRC and its directors a letter of FCB’s independent auditors, dated within two business days of the date on which the S-4 Registration Statement shall become effective and addressed to WRC and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

(b)           Cooperation.  Subject to the terms and conditions set forth in this Agreement, WRC and FCB shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, FCB or the Surviving Corporation, as applicable, to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of FCB, the Surviving Corporation or any of their respective Affiliates (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumberment of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of the Surviving Corporation’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein (including, without limitation, the ability of the Surviving Corporation and its subsidiaries to make, extend or arrange for loans, financing and other funding) and (ii) nothing in this Agreement shall require, or be construed to require, FCB or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.  WRC and FCB will each request early termination of the waiting period with respect to the Merger under the HSR Act.  Subject to applicable Laws relating to the exchange of information, FCB shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that FCB and WRC shall have the right to review in advance, and to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to FCB or WRC, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement/Consent Statement).  In exercising the foregoing rights, each of WRC and FCB shall act reasonably and as promptly as practicable.

(c)           Information.  WRC and FCB each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and holders of Shares and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement/Consent Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of FCB, WRC or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)           Status.  Subject to applicable Law and as required by any Governmental Entity, WRC and FCB each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by FCB or WRC, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  WRC and FCB each shall give prompt notice to the other of any change, fact or condition that is reasonably expected to result in a WRC Material Adverse Effect or a FCB Material Adverse Effect, respectively, or of any failure of any condition to the other party’s obligations to effect the Merger.  Neither WRC nor FCB shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)           Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of WRC and FCB agree to take or cause to be taken the following actions:  (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

6.6.           Taxation.  Neither FCB nor WRC shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7.           Access and Reports.  Subject to applicable Law, upon reasonable notice, WRC and FCB each shall (and shall cause its Subsidiaries to) afford the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by WRC or FCB herein, and provided, further, that the foregoing shall not require WRC or FCB (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of WRC or FCB, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if WRC or FCB, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of WRC or FCB, as the case may be, or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by WRC or FCB, as the case may be.  All such information shall be governed by the terms of the Confidentiality Agreement.

6.8.           Reserved.

6.9.           Stock Exchange Listing.  WRC shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

6.10.                      Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter WRC and FCB each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Government Entity.

6.11.                      Officer and Director Obligations.  WRC agrees to cause each of its officers and directors to repay any outstanding loans or notes to WRC or its Subsidiaries prior to the Effective Time.

6.12.                      Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV.  Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement/Consent Statement and the S-4 Registration Statement, shall be shared equally by FCB and WRC.

6.13.                      Indemnification; Directors’ and Officers’ Insurance.  ix)  From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of WRC, FCB or any of their respective Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that each of FCB or WRC would have been permitted under Delaware Law or Indiana Law, as applicable, and its certificate or articles of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law or Indiana Law, as applicable, and the certificate or articles of incorporation and by-laws of FCB or WRC shall be made by independent counsel selected by the Surviving Corporation.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii)  the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)           Prior to the Effective Time, WRC shall, and if WRC is unable to, the Surviving Corporation as of the Effective Time shall, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with an AM Best rating equal or superior to A Minus VII with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the existing policies of WRC with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall WRC expend for such policies a premium amount in excess of 250% of the annual premiums currently paid by WRC for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, WRC shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  If WRC for any reason fails to obtain such “tail” insurance policies, the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in WRC’s existing policies, as applicable, as of the date of this Agreement, provided, however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by WRC for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)           If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.13.

(e)           The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)           The rights of the Indemnified Parties under this Section 6.13 shall be in addition to any rights such Indemnified Parties may have under the certificate or articles of incorporation or by-laws of FCB, WRC or any of their respective Subsidiaries, or under any applicable Contracts or Laws.

6.14.                      Other Actions by WRC and FCB.

(a)           Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of FCB and WRC and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII
Conditions

7.1.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Shareholder and Stockholder Approval.  This Agreement, the Merger and the Shares Issuance shall have been duly approved by holders of WRC Shares constituting the Requisite WRC Vote and this Agreement shall have been duly adopted by holders of FCB Shares constituting the Requisite FCB Consent, in each case, in accordance with applicable Law and the articles of incorporation or certificate of incorporation, as the case may be, and by-laws of such corporation.

(b)           AMEX Listing.  The shares of Surviving Corporation Common Stock issuable to the holders of FCB Shares pursuant to this Agreement shall have been authorized for listing on the AMEX upon official notice of issuance.

(c)           Regulatory Consents.  All regulatory approvals required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). Other than the filing pursuant to Section 1.3, all WRC Approvals and all FCB Approvals shall have been obtained or made.

(d)           Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e)           No Restraints.  There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to prohibit, limit, restrain or impair the Surviving Corporation’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of FCB, WRC or their respective Subsidiaries or other Affiliates from and after the Effective Time (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein), and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(f)           S-4.  The S-4 Registration Statement shall have become effective under the Securities Act.  No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(g)           Blue Sky Approvals.  WRC shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

(h)           Consents Under Agreements.  WRC or FCB, respectively, shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which WRC, FCB or any of their respective Subsidiaries, is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a WRC Material Adverse Effect or a FCB Material Adverse Effect.

(i)           Drop-Down.  No Governmental Entity shall have taken any action that would prohibit the consummation of the Drop-Down.

7.2.           Conditions to Obligations of FCB.  The obligation of FCB to effect the Merger is also subject to the satisfaction or waiver by FCB at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of WRC set forth in this Agreement shall be true and correct (without giving effect to any qualification as to Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of WRC (other than Sections 5.1(b), 5.1(c), 5.1(e)(iv), 5.1(j) and 5.1(k) of this Agreement, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of WRC to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to result in a WRC Material Adverse Effect; and (ii) FCB shall have received at the Closing a certificate signed on behalf of WRC by the Chief Executive Officer of WRC to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)           Performance of Obligations of WRC.  WRC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FCB shall have received a certificate signed on behalf of WRC by the Chief Executive Officer of WRC to such effect.

(c)           Tax Opinion.  FCB shall have received the opinion of Sullivan & Cromwell LLP, counsel to FCB, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of FCB and WRC will be a party to that reorganization within the meaning of Section 368(b) of the Code.

7.3.           Conditions to Obligations of WRC.  The obligations of WRC to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction or waiver by WRC at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of FCB set forth in this Agreement shall be true and correct (without giving effect to any qualification as to Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if any representations and warranties of FCB (other than Sections 5.2(b), 5.2(c) and 5.2(j) of this Agreement, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of FCB to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to result in a FCB Material Adverse Effect; and (ii) WRC shall have received at the Closing a certificate signed on behalf of FCB by the Chief Executive Officer of FCB to the effect that such Chief Executive Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)           Performance of Obligations of FCB.  FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WRC shall have received a certificate signed on behalf of FCB by the Chief Executive Officer of FCB to such effect.

(c)           Tax Opinion.  WRC shall have received the opinion of Barnes & Thornburg LLP, counsel to WRC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of FCB and WRC will be a party to that reorganization within the meaning of Section 368(b) of the Code.

ARTICLE VIII
Termination

8.1.           Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of WRC and FCB by action of their respective boards of directors.

8.2.           Termination by Either FCB or WRC.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either FCB or WRC if (i) the Merger shall not have been consummated by December 31, 2008 (the “Termination Date”), (ii) approval of this Agreement, the Merger and the Shares Issuance by the holders of WRC Shares shall not have been obtained at the WRC Shareholders Meeting or at any adjournment or postponement thereof, (iii) adoption of this Agreement by the requisite written consents of the holders of FCB Shares shall not have been obtained by the time of the WRC Shareholders Meeting (including any adjournment or postponement thereof), (iv) any

Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or (v) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement and the occurrence giving rise to the right to terminate this Agreement under this Section 8.2 is attributable in whole or substantial part to such breach.

8.3.           Termination by WRC.  This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of WRC:

(a)           at any time on or after the date of this Agreement and prior to obtaining the Requisite WRC Vote, if WRC shall have received a WRC Acquisition Proposal and the board of directors of WRC shall have determined in good faith that such WRC Acquisition Proposal constitutes a WRC Superior Proposal; provided, however, that WRC shall not terminate this Agreement pursuant to this Section 8.3(a) unless:

(i)          in connection with a WRC Superior Proposal determination, WRC shall have provided prior written notice to FCB of the intention of the board of directors of WRC to determine that the WRC Acquisition Proposal constitutes a WRC Superior Proposal at least three business days in advance of such termination (or, in the event of a material modification of a WRC Acquisition Proposal with respect to which prior written notice of such intention has previously been provided, the advance notice period shall be one business day).  Any such notice shall specify the material terms and conditions of the WRC Acquisition Proposal which the board of directors of WRC intends to determine is a WRC Superior Proposal (including the identity of the party making the WRC Superior Proposal);

(ii)          WRC, concurrently with transmitting notification to FCB of the termination of this Agreement pursuant to this Section 8.3(a), pays (x) the Termination Fee payable pursuant to Section 8.5(b) in connection with a WRC Superior Proposal; and

(iii)                    the board of directors of WRC concurrently with transmitting notification to FCB of the termination of this Agreement pursuant to this Section 8.3(a) approves, and WRC concurrently enters into, a WRC Alternative Acquisition Agreement with respect to such WRC Superior Proposal;

(b)           at any time prior to the Effective Time, whether before or after the approval by the holders of WRC Shares referred to in Section 7.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by FCB in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty

(30) days after written notice thereof is given by WRC to FCB and (y) the Termination Date.

8.4.           Termination by FCB.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of FCB:

(a)           if (i) (A) the board of directors of WRC shall have made a Recommendation Withdrawal or approved, recommended, entered into or publicly proposed to approve, recommend or enter into a WRC Acquisition Proposal, (B) WRC shall have failed to take a vote of holders of WRC Shares on this Agreement, the Merger and the Shares Issuance prior to the Termination Date, (C) at any time after the end of ten (10) business days following receipt of a WRC Acquisition Proposal, the WRC board of directors shall have failed to reaffirm the WRC Recommendation as promptly as practicable (but in any event within five (5) business days) after receipt of any written request to do so from FCB, or (D) a tender offer or exchange offer for any outstanding WRC Shares shall have been publicly disclosed (other than by FCB or an Affiliate of FCB) and WRC’s board of directors recommends that holders of WRC Shares tender their WRC Shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the date of the WRC Shareholders Meeting and (y) ten (10) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, WRC’s board of directors fails to recommend unequivocally against acceptance of such offer, (ii) there has been a breach of any representation, warranty, covenant or agreement made by WRC in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by FCB to WRC and (y) the Termination Date, or (iii) if WRC shall have breached in any material respect any of its obligations under Section 6.2 of this Agreement.

(b)            at any time on or after the date of this Agreement and prior to obtaining the Requisite FCB Consent, if FCB shall have received a FCB Acquisition Proposal and the board of directors of FCB shall have determined in good faith that such FCB Acquisition Proposal constitutes a FCB Superior Proposal; provided, however, that FCB shall not terminate this Agreement pursuant to this Section 8.4(b) unless:

(i)           in connection with a FCB Superior Proposal determination, FCB shall have provided prior written notice to WRC of the intention of the board of directors of FCB to determine that the FCB Acquisition Proposal constitutes a FCB Superior Proposal at least three business days in advance of such termination (or, in the event of a material modification of a FCB Acquisition Proposal with respect to which prior written notice of such intention has previously been provided, the advance notice period shall be one business day).  Any such notice shall specify the material terms and conditions of the FCB Acquisition Proposal which the board of directors of FCB intends to determine is a FCB Superior Proposal (including the identity of the party making the FCB Superior Proposal); and

(ii)          the board of directors of FCB concurrently with transmitting notification to WRC of the termination of this Agreement pursuant to this Section 8.4(b) approves, and FCB concurrently enters into, an FCB Alternative Acquisition Agreement with respect to such FCB Superior Proposal.

8.5.           Effect of Termination and Abandonment.  x)  Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive termination of this Agreement.

(b)           (i) In the event that this Agreement is terminated by WRC pursuant to Section 8.3(a) in connection with a WRC Superior Proposal determination, then WRC shall pay to FCB the Termination Fee concurrently with any such termination.

(c)           In the event that (i) this Agreement is terminated by FCB pursuant to Section 8.4(a)(i)(B), (ii) at any time after the date of this Agreement and prior to such termination of this Agreement, a WRC Acquisition Proposal shall have been publicly announced or otherwise become publicly known and such WRC Acquisition Proposal is not withdrawn or terminated prior to such termination of this Agreement, and (iii) within twelve (12) months after such termination, WRC or any of its Subsidiaries enters into (and thereafter consummates) a WRC Alternative Acquisition Agreement with respect to, or consummates, any WRC Acquisition Proposal (whether or not the same as that originally announced), then WRC shall pay to FCB the Termination Fee, less the amount of any FCB Expenses previously paid to FCB by WRC, as promptly as possible (but in any event within three business days) following the earlier of the entry into such WRC Alternative Acquisition Agreement and such consummation (provided that, solely for purposes of this Section 8.5(c), the term “WRC Acquisition Proposal” shall have the meaning set forth in the definition of WRC Acquisition Proposal contained in Section 6.2 but references therein to “15%” shall be replaced with “50%”).

(d)           In the event that (i) this Agreement is terminated by FCB or WRC pursuant to Section 8.2(ii) or 8.2(iii), (ii) at any time after the date of this Agreement and prior to the WRC Shareholders Meeting, with respect to a termination pursuant to Section 8.2(ii), or the adoption of this Agreement by the requisite written consents of the holders of FCB Shares, with respect to a termination pursuant to Section 8.2(iii), a WRC Acquisition Proposal shall have been publicly announced or otherwise become publicly known and such WRC Acquisition Proposal is not withdrawn or terminated prior to the WRC Shareholders Meeting, with respect to a termination pursuant to Section 8.2(ii), or the adoption of this Agreement by the requisite written consent of the holders of FCB Shares, with respect to a termination pursuant to Section 8.2(iii), and (iii) within twelve (12) months after such termination, WRC or any of its Subsidiaries enters into (and thereafter consummates) a WRC Alternative Acquisition Agreement with respect to, or consummates, any WRC Acquisition Proposal (whether or not the same as that originally announced), then WRC shall pay to FCB the Termination Fee, less the amount of any FCB Expenses previously paid to FCB by WRC, as promptly as possible (but in any event within three business days) following the earlier of the entry into such  WRC Alternative Acquisition Agreement and such consummation (provided that, solely for purposes of this Section 8.5(d), the term “WRC Acquisition Proposal” shall have the meaning set forth in the definition of WRC Acquisition Proposal contained in Section 6.2 but references therein to “15%” shall be replaced with “50%”).

(e)           In the event that this Agreement is terminated by FCB pursuant to Section 8.4(a)(i)(A), 8.4(a)(i)(C), 8.4(a)(i)(D) or 8.4(a)(iii), then WRC shall pay to FCB the Termination Fee as promptly as possible (but in any event within three business days) following such termination.

(f)           In the event that this Agreement is terminated by FCB or WRC pursuant to Section 8.2(ii), then WRC shall pay to FCB as promptly as possible (but in any event within three business days of such termination) all of FCB’s reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by FCB and its respective Affiliates on or prior to the termination of this Agreement (only to the extent not otherwise previously paid to, or for the benefit of, FCB by WRC prior to the termination of this Agreement) in connection with the transactions contemplated by this Agreement (“FCB Expenses”); provided that the payment by WRC of FCB Expenses pursuant to this Section 8.5(f) shall not relieve WRC of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(d) except to the extent indicated in such Section 8.5(d); and provided, further, that the reimbursement for FCB Expenses shall in no event exceed $1 million in the aggregate.

(g)           Any amount that becomes payable pursuant to Section 8.5(b), 8.5(c), 8.5(d), 8.5(e) or 8.5(f) shall be paid by wire transfer of immediately available funds to an account designated by FCB.

(h)           In the event that this Agreement is terminated by WRC pursuant to Section 8.3(b) then FCB shall pay to WRC the Termination Fee as promptly as possible (but in any event within three business days) following such termination.  Any amount that becomes payable pursuant to this Section 8.5(h) shall be paid by wire transfer of immediately available funds to an account designated by WRC.

(i)           Each of WRC and FCB acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this

Agreement, that without these agreements WRC and FCB would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.5 do not constitute a penalty.  If a party fails to pay the Termination Fee or FCB Expenses, as applicable, when due, such obligated party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled thereto in connection with the collection under and enforcement of this Section 8.5 and shall pay interest on the Termination Fee or FCB Expenses, as applicable, at the rate of 10% per annum, compounded daily, from the date such Termination Fee or FCB Expenses became due and owing through and including the date of payment.

(j)           For the purposes of this Agreement, “Termination Fee” means $3,000,000.  If this Agreement is terminated under circumstances in which the Termination Fee is payable and the Termination Fee is in fact paid, such payment shall be the sole remedy available to the party receiving the Termination Fee under this Agreement and such party shall not be entitled to any other remedy, relief or damages of any nature, in equity or at law, in respect of any breach of this Agreement by the other party or the termination of this Agreement.

ARTICLE IX
Miscellaneous and General

9.1.           Survival.  This Article IX and the agreements of WRC and FCB contained in Article III, Article IV, Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing), 6.12 (Expenses) and 6.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX, the agreements of WRC and FCB contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.           Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

9.3.           Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4.           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  xi)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, AND TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER, THE LAW OF THE STATE OF INDIANA, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)           No party under this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to otherwise enforce specifically the terms and provisions of this Agreement, provided that either party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other that would cause irreparable harm, and to enforce specifically the terms and provisions of this Agreement solely with respect to clause (B) in the last sentence of the lead-in to either Section 6.1(a) or 6.1(b), Section 6.2 or the last sentence of Section 6.7; provided, further, that in no event shall either FCB or WRC be entitled to any injunction or specific enforcement of the terms of this Agreement requiring the other party to consummate the Merger or prohibiting FCB or WRC from failing to consummate the Merger.  Notwithstanding the foregoing, this Section 9.5(c) does not limit remedies available to any party under the Confidentiality Agreement.

9.6.           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile or overnight courier:

if to FCB

1145 N. Arlington Heights Road,
Itasca, IL 60143
Attention: William J. Ruh
fax: (858) 756 -8301

with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention:	Donald J. Toumey
John J. O’Brien
fax: (212) 558-3588

and to:

Sidley Austin LLP,
1 South Dearborn Street, Chicago, IL 60625
Attention:	Thomas A. Cole
Brian J. Fahrney
fax: (312) 853-7036

if to WRC

6051 El Tordo
PO Box 1329

Rancho Santa Fe, CA 92067
Attention: Martin J. Szumski
fax: (858) 756-8301

with mandatory copy to:

Barnes & Thornburg LLP
11 South Meridian Street, Indianapolis, IN 46204
Attention: Eric R. Moy
fax: (317) 231-7433

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.           Entire Agreement.  This Agreement (including any exhibits hereto), the WRC Disclosure Letter, the FCB Disclosure Letter and the Confidentiality Agreement, dated October 5, 2007, between FCB and WRC (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

9.8.           No Third Party Beneficiaries.  Except as provided in Section 6.13 (Indemnification; Directors’ and Officers’ Insurance), FCB and WRC hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs.

9.9.           Obligations of FCB and of WRC.  Whenever this Agreement requires a Subsidiary of FCB to take any action, such requirement shall be deemed to include an undertaking on the part of FCB to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of WRC to take any action, such requirement shall be deemed to include an undertaking on the part of WRC to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.                      Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid (a) prior to the Effective Time, by FCB; and (b) after the Effective Time, by the Surviving Corporation, in each case, when due.

9.11.                      Union Acceptance Company LLC.  The Surviving Corporation shall not, and shall cause its Subsidiaries and Affiliates not to, redeem, prepay, purchase or repurchase the restructured subordinated note(s) or accrual note(s) of Union Acceptance Company LLC (f/k/a Union Acceptance Corporation, “UAC”) held by any Person other than WRC (other than in connection with the final liquidation, dissolution and/or winding up of UAC) without the unanimous written consent of the Board of Directors of the Surviving Corporation making express reference to this Section 9.11 of this Agreement and the Memorandum of Understanding, dated February 15, 2005, among, inter alia, UAC, WRC, and the Plan Committee under the Second Amended and Restated Plan of Reorganization of UAC.

9.12.                      Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13.                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.14.                      Interpretation; Construction.  (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.15.                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WHITE RIVER CAPITAL, INC.

By	/s/ John M. Eggemeyer, III
Name: John M. Eggemeyer, III
Title: Chief Executive Officer

FIRST CHICAGO BANCORP

By	/s/ William J. Ruh
Name: William J. Ruh
Title: Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section

Affiliate	5.1(e)(ii)
Agreement	Preamble
AMEX	5.1(d)(i)
Applicable Date	5.1(e)(i)
Articles	2.1
Bankruptcy and Equity Exception	5.1(c)(i)
business day	1.2
By-Laws	2.2
Certificates	4.1(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Costs	6.13(a)
D&O Insurance	6.13(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Drop-Down	5.1(d)(i)
Effective Time	1.3
Environmental Law	5.1(l)
ERISA	5.1(h)(i)
Exchange Act	5.1(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
FCB	Preamble
FCB Acquisition Proposal	6.2(j)(iii)
FCB Alternative Acquisition Agreement	6.2(f)
FCB Approvals	5.2(d)(i)
FCB Awards	4.5(a)
FCB Benefit Plans	5.1(h)(i)
FCB Certificate	4.1(a)
FCB Contract	5.2(q)(i)
FCB Disclosure Letter	5.2
FCB Employees	5.1(h)(i)
FCB ERISA Affiliate	5.1(h)(iii)
FCB ERISA Plan	5.2(h)(ii)

FCB Excluded Share	4.1(a)
FCB Excluded Shares	4.1(a)
FCB Expenses	8.5(f)
FCB Financial Statements	5.2(e)
FCB Insurance Policies	5.2(o)
FCB IP	5.2(n)
FCB IP Contract	5.2(n)
FCB Material Adverse Effect	5.2(a)
FCB Pension Plan	5.2(h)(ii)
FCB Preferred Shares	5.2(b)(i)
FCB Recommendation	5.2(c)(ii)
FCB Share	Recitals
FCB Share Merger Consideration	4.1(a)
FCB Shares	Recitals
FCB Stock Plan	5.2(b)(i)
FCB Superior Proposal	6.2(j)(iv)
FCB U.S. Benefit Plans	5.2(h)(ii)
Financing Contract	5.1(v)(i)
GAAP	5.1(a)(D)
Government Antitrust Entity	6.5(e)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)(ii)
IBCL	1.1
Indemnified Parties	6.13(a)
Indiana Articles of Merger	1.3
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(vii)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(vii)
Knowledge	5.1(g)
Law or Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)(i)
Merger	Recitals
Multiemployer Plan	5.1(h)(ii)
Order	7.1(d)
PBGC	5.1(h)(iii)
Person	4.2(f)
Prospectus/Proxy Statement/Consent Statement	6.3(a)
Recommendation Withdrawal	6.2(c)
Registered	5.1(p)(vii)
Representatives	6.2(a)
Requisite FCB Consent	5.2(c)(i)
Requisite Regulatory Approvals	7.1(c)

A-2

Requisite WRC Vote	5.1(c)(i)
S 4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(b)
Securities Act	4.5(b)
Securitizations	5.1(w)
Shares	Recitals
Shares Issuance	Recitals
Significant Subsidiary	5.1(a)
Software	5.1(p)(vii)
Subsidiary	5.1(a)
Surviving Corporation	Recitals
Surviving Corporation Common Stock	Recitals
Takeover Statute	5.1(j)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(j)
Trade Secrets	5.1(p)(vii)
Trademarks	5.1(p)(vii)
UAC	9.11
WRC	Preamble
WRC Acquisition Proposal	6.2(j)(i)
WRC Alternative Acquisition Agreement	6.2(a)
WRC Approvals	5.1(d)(i)
WRC Articles	2.1
WRC Awards	4.6(a)
WRC Benefit Plans	5.1(h)(i)
WRC Certificate	4.1(a)
WRC Articles	2.1
WRC Contract	5.1(t)(i)
WRC Disclosure Letter	5.1
WRC Employees	5.1(h)(i)
WRC ERISA Affiliate	5.1(h)(iii)
WRC ERISA Plan	5.1(h)(ii)
WRC Insurance Policies	5.1(p)(vii)
WRC IP	5.1(p)(i)
WRC IP Contract	5.1(p)
WRC Material Adverse Effect	5.1(a)
WRC Pension Plan	5.1(h)(ii)
WRC Preferred Shares	5.1(b)(i)
WRC Recommendation	5.1(c)(ii)
WRC Reports	5.1(e)(i)
WRC Restricted Share	4.7

A-3

WRC Share	Recitals
WRC Shareholders Meeting	6.4
WRC Shares	Recitals
WRC Stock Plans	5.1(b)(i)
WRC Superior Proposal	6.2(j)(ii)
WRC U.S. Benefit Plans	5.1(h)(ii)
WRC Warrant	4.7(a)

A-4